Weil, Gotshal & Manges LLP 767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007	AUSTIN BOSTON BRUSSELS DALLAS FRANKFURT HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE PROVIDENCE SHANGHAI SILICON VALLEY SINGAPORE WARSAW WASHINGTON, D.C.

May 20, 2008

Magellan Health Services, Inc.

55 Nod Road

Avon, Connecticut 06001

Ladies and Gentlemen:

We have acted as counsel to Magellan Health Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “S-8 Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 4,500,000 shares of the Company’s Ordinary Common Stock (the “Shares”) reserved for issuance under the Magellan Health Services Inc. 2008 Management Incentive Plan (the “2008 MIP”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the S-8 Registration Statement, the 2008 MIP, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, as amended, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered for issuance pursuant to the S-8 Registration Statement have been duly authorized and, when issued and delivered in accordance with the 2008 MIP, will be validly issued, fully paid and non-assessable.

Magellan Health Services, Inc.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement and the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges